Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

MVP GROUP INTERNATIONAL, INC.

AND

CANDLE CORPORATION OF AMERICA

dated as of

April 27, 2007

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SECTION 5.	[RESERVED]	21

SECTION 6.	POST-CLOSING COVENANTS	21

(A)	General	21
(B)	Transition	22
(C)	Non-Competition	22
(D)	Preservation of Records	24
(E)	Release of Guaranty	24
(F)	Wal-Mart Relationship	24
(G)	Employee Matters	25

SECTION 7.	CONDITIONS TO OBLIGATION TO CLOSE	25

(A)	Conditions to Buyer’s Obligation	25
(B)	Conditions to Seller’s Obligation	26

SECTION 8.	REMEDIES FOR BREACHES OF THIS AGREEMENT	27

(A)	Survival of Representations and Warranties	28
(B)	Indemnification Provisions for Buyer’s Benefit	28
(C)	Indemnification Provisions for Seller’s Benefit	28
(D)	Limitations	29
(E)	Matters Involving Third Parties	29
(F)	Determination of Adverse Consequences	29
(G)	Exclusive Remedy	30
(H)	Blyth Guaranty	30

SECTION 9.	[RESERVED]	30

SECTION 10.	MISCELLANEOUS	30

(A)	Press Releases and Public Announcements	30
(B)	No Third-Party Beneficiaries	31
(C)	Entire Agreement	31
(D)	Succession and Assignment	31
(E)	Payments to Buyer	31
(F)	Counterparts	31
(G)	Headings	32
(H)	Notices	32
(I)	Governing Law	33
(J)	Amendments and Waivers	33
(K)	Severability	33
(L)	Expenses	33
(M)	Construction	33
(N)	Incorporation of Exhibits and Schedules	33
(O)	Confidentiality Agreement	33

ii

Schedules and Exhibits

Schedules

Schedule 1A	—	Acquired Contracts
Schedule 1B	—	Acquired Intellectual Property
Schedule 2	—	Assumed Purchase Orders
Schedule 3	—	Excluded Assets
Schedule 4	—	Purchase Price Allocation

Exhibits

Exhibit A	—	Forms of Assignments
Exhibit B	—	Form of Assumption
Exhibit C	—	Selected Financial Data
Exhibit D	—	Transition Services Agreement
Exhibit E	—	Form of Opinion of Seller’s Counsel
Exhibit F	—	Forms of Opinions of Buyer’s Counsel
Exhibit G	—	Form of Overstock Inventory Agreement
Exhibit H	—	Form of Patent License Agreement
Exhibit I	—	Form of Trademark License Agreement
Disclosure Schedule	—	Exceptions to Representations and Warranties

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 27, 2007, by and between MVP GROUP INTERNATIONAL, INC., a Kentucky corporation (“Buyer”), CANDLE CORPORATION OF AMERICA, a New York corporation (“Seller”), and, solely for purposes of Section 8(h), Blyth, Inc., a Delaware corporation (“Blyth”).  Buyer and Seller are referred to collectively herein as the “Parties.”

WHEREAS, Buyer desires to purchase from Seller certain assets used in (and assume certain of the liabilities of Seller related to) the Blyth Homescents International mass merchandiser candle and pot pourri business conducted under the trademarks “Carolina”, “Kate’s Original Recipe” and “Florasense” (the “Business”); and

WHEREAS, Seller desires to sell to Buyer such assets and assign to Buyer such liabilities.

Now, therefore, in consideration of the foregoing premises and the mutual promises herein made and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Section 1.               Definitions.

“Acquired Assets” means all of Seller’s right, title, and interest in and to the following, and only the following, specified assets:

(a)           the Leased Real Property;

(b)           the Acquired Bentonville Assets;

(c)           the Acquired Memphis Assets;

(d)           the Assumed Purchase Orders;

(e)           the Acquired Receivables;

(f)            the Acquired Contracts;

(g)           the Acquired Intellectual Property;

(h)           the Acquired Inventory; and

(i)            the Acquired Rights.

provided, however, that the term “Acquired Assets” shall not include any of the Excluded Assets.

“Acquired Bentonville Assets” means all of the tangible assets of Seller that are used to operate the Bentonville Facility.

“Acquired Contracts” means the agreements, contracts, leases, subleases and other similar arrangements (in each case, whether written or oral), and rights thereunder listed on Schedule 1A.

“Acquired Intellectual Property” means (i) the Intellectual Property listed on Schedule 1B, provided, that, to the extent that Seller uses any unregistered trademarks or fragrance names in connection with the Business that are not listed on Schedule 1B, such unregistered trademarks or fragrance names shall be Acquired Intellectual Property unless expressly excluded on Schedule 3 (Excluded Assets) and (ii) the copyright or other proprietary right embodied in any original works of authorship either created by Seller or for which Seller has obtained the intellectual property rights and which are transferred into Buyer’s physical possession pursuant hereto.

“Acquired Inventory” means the finished goods inventory of the Business listed on Exhibits INV 2.0 and 3.0 to the Closing Date Net Asset Value Statement, which includes current and active inventory and inventories related to the Assumed Purchase Orders, but excludes excess and obsolete inventory and raw material inventory.

“Acquired Memphis Assets” means the tangible assets listed on Exhibits PPE and CIP to the Closing Date Net Asset Value Statement.

“Acquired Receivables” means the accounts, notes, and other receivables listed on Exhibits AR 1.0 and AR 1.1 to the Closing Date Net Asset Value Statement after deduction of the Sterno-related accounts, notes and other receivables listed in Exhibits AR 2.0 and AR 2.1 to the Closing Date Net Asset Value Statement (without duplication).

“Acquired Rights” means all rights of Seller arising on or after the Closing Date associated with the Acquired Contracts and all rights of Seller associated with the Acquired Receivables.

“Additional Assurances” has the meaning set forth in Section 10(o) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agent” has the meaning set forth in Section 10(d) below.

“Assumed Accounts Payable” means the accounts payable listed on Exhibits AP 1.0, AP 2.0, AP 3.0 and AP 4.0 to the Closing Date Net Asset Value Statement.

“Assumed Accrued Expenses” means the accrued expenses listed on Exhibits AE, AE 1.0 and AE 2.0 to the Closing Date Net Asset Value Statement.

“Assumed Liabilities” means the following, and only the following, liabilities of the Seller:

(a)                                  the Assumed Accounts Payable;

(b)                                 the Assumed Purchase Orders;

(c)                                  the Assumed Accrued Expenses;

(d)                                 all obligations of Seller under the Acquired Contracts arising or accruing on or after the Closing Date;

(e)                                  all obligations of Seller under the Leases arising or accruing on or after the Closing Date;

(f)                                    all obligations arising out of Buyer’s operation of the Bentonville Facility on or after the Closing Date; and

(g)                                 all obligations arising out of Buyer’s operation of the Memphis Facility on or after the Closing Date;

provided, however, that the term “Assumed Liabilities” shall not include any of the Excluded Liabilities.

“Assumed Purchase Orders” means the open inventory purchase orders related to the Business as of 11:59 p.m., New York City time on the Closing Date to be listed on the updated Schedule 2 to be delivered pursuant to Section 2(g)(i), below.

“Bentonville Facility” means the office facility of Seller located at 210 North Walton Blvd, Suite 21/22, Bentonville, Arkansas.

“Blocked Account” has the meaning set forth in Section 10(e) below.

“Business” has the meaning set forth in the preface above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Closing Date Net Asset Value Statement” has the meaning set forth in Section 2(g) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“CERCLA” has the meaning set forth in Section 3(n) below.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Closing Date Net Asset Value” means the Net Asset Value, as of 11:59 p.m., New York City time, on the Closing Date.

“Closing Date Net Asset Value Statement” has the meaning set forth in Section 2(g) below; provided, however, that pending delivery of the Closing Date Net Asset Value Statement as provided in such Section 2(g), the term Closing Date Net Asset Value Statement shall mean Exhibit C attached hereto, except that, to the extent that any of the assets and liabilities shown on such Exhibit C have changed between the Financial Statement Date and the Closing Date, such Exhibit C shall be deemed to be adjusted to reflect such changes in the assets and liabilities shown thereon during the period from the Financial Statement Date to and including the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated July 11, 2006 by and between the Buyer and Blyth.

“Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Excluded Assets” means (i) the Excluded Inventory and (ii) the assets of the Seller that are listed on Schedule 3.

“Excluded Inventory” means the raw material inventory of the Business listed on Exhibit INV 1.0 to the Closing Date Net Asset Value Statement.

“Excluded Liabilities” means any liability or obligation of Seller other than those set forth in the definition of “Assumed Liabilities”, including: (a) any liability arising out of or relating to the operation of the Business by Seller or Seller’s leasing, ownership or operating of real property (other than any such operation or leasing for or on behalf of Buyer pursuant to the Transition Services Agreement), including any liability relating to products manufactured or distributed by or for the Seller; (b) any liability under any Acquired Contract that arises out of or relates to any breach of such Acquired Contract that occurred prior to the Closing Date; (c) any liability of Seller or any of Seller’s Affiliates for Taxes, including any liability of Seller or any of Seller’s Affiliates for Taxes as a result of Seller’s operation of the Business or Taxes payable by Seller or any of Seller’s Affiliates that will arise as a result of the sale of the Assets pursuant to this Agreement; (d) any liability of Seller or any of Seller’s Affiliates that is not an Assumed Accrued Expense and that relates to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or other employee plans or benefits of any kind for Seller’s employees or former employees or both, in every case arising out of and relating to Seller’s employment of such employees or former employees and including any liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of Seller’s Affiliates; (e) any liability of Seller under this Agreement or other document executed in connection with the transactions contemplated hereby; and (f) any liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

“Final Closing Date Net Asset Value” has the meaning set forth in Section 2(g) below.

“Financial Statement Date” means March 24, 2007.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Guaranty” has the meaning set forth in Section 6(e) below.

“Improvements” has the meaning set forth in Section 3(h) below.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and telephone numbers, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (c) websites, graphics, designs, labels, packaging and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (d) product specifications, formulations, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including source code, executable code, data, databases, and related documentation), (f) advertising and promotional materials, (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Key Customers” means the Persons identified as customers in the Sales Figures.

“Knowledge” means actual knowledge of Charles Leichtweis, Steven Kosmalski, or Robert B. Goergen, Jr. after reasonable investigation.

“Lease Consent” has the meaning set forth in Section 7(a) below.

“Leased Real Property” means the real property leased by Seller and located at 210 North Walton Blvd, Suite 21/22, Bentonville, Arkansas and 6100 Holmes Road, Memphis, Tennessee.

“Leases” means the lease agreements or other contracts, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any interest in any Leased Real Property.

“Lenders” has the meaning set forth in Section 10(d) below.

“Lien” means any mortgage, pledge, lien, right of way, easement, encroachment, encumbrance, charge, claim or other security interest or restriction on use other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and as to which appropriate reserves have been established and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Material Adverse Effect” means any effect that would be materially adverse to the ability of any Party to consummate timely the transactions contemplated hereby in accordance with the terms set forth herein.

“Memphis Facility” means Seller’s distribution center located at 6100 Holmes Road, Memphis, Tennessee.

“Net Asset Value” means the difference between (a) the sum of the values of the Acquired Inventory, the Acquired Receivables, and the Acquired Memphis Assets less (b) the amount of the Assumed Accounts Payable and the Assumed Accrued Expenses, in each case determined in accordance with the Seller’s Past Practice.

“Net Asset Value Adjustment” means the adjustment to the Purchase Price provided for in Section 2(g).

“New Employees” has the meaning set forth in Section 3(t) below.

“Ordinary Course of Business” means the ordinary course of the Seller’s business as presently conducted it being understood and agreed that the Seller and certain of its Affiliates are currently undertaking a restructuring of the North American wholesale mass home fragrance business conducted by Seller and such Affiliates (including the Business) with the effect, among other things, of reducing the size and scope of such business, and reducing the aggregate income of such business, and that all action(s) taken in connection with such restructuring are, and for purposes of this Agreement shall be deemed to be, in the ordinary course of the Seller’s Business.

“Overstock Inventory Agreement” means the agreement to be entered into on the date hereof by and between Buyer and Seller regarding the transfer to Buyer by Seller of certain overstock inventory of Seller related to the Business, the sale of such overstock inventory by Buyer and the division of revenues from such sales, substantially in the form of Exhibit G hereto.

“Party” has the meaning set forth in the preface above.

“Patent License Agreement” means the Patent License Agreement to be entered into by and between Buyer and Seller, substantially in the form of Exhibit H hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Projections” has the meaning set forth in Section 3(f) below.

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Real Property Laws” has the meaning set forth in Section 3(h) below.

“Release of Guaranty” has the meaning set forth in Section 6(e) below.

“Restricted Business” means selling Restricted Products in the Restricted Territories.

“Restricted Customers” means Albertson’s, Big Lots, Boscovs, Dollar General, Family Dollar, Fred Meyer, HEB, Kohls, Kroger, Longs, Michaels Stores, Publix, Rite Aid, Ross, Stein Mart, TJX Corp., Value City Dept., and Wal-Mart.

“Restricted Products” means candles, private label liquid or dry pot pourri and private label incense.

“Restricted Territories” has the meaning set forth in Section 6(c) below.

“Sales Figures” has the meaning set forth in Section 3(f) below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Selected Financial Data” has the meaning set forth in Section 3(f) below.

“Seller’s Past Practice” means the practices and procedures (including, with respect to assumptions and estimates and methods of valuation of inventory) used by Seller in the Ordinary Course of Business in valuing assets and liabilities of the Seller for purposes of preparing financial statements of the Seller in accordance with GAAP, which practices and procedures have been disclosed to Buyer insofar as they relate to the valuation of the assets and liabilities of the Seller that are included in the Net Asset Value.

“Seller” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, charges, fees, imposts or other assessments, including those related to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” has the meaning set forth in Section 8(e) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(d) below.

“Trademark License Agreement” means the Trademark License Agreement to be entered into by and between Buyer and Seller, substantially in the form of Exhibit I hereto.

“Transaction Documents” has the meaning set forth in Section 3(b) below.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Buyer and Seller, substantially in the form of Exhibit D hereto.

Section 2.               Basic Transaction.

(a)           Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b)           Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.  Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c)           Purchase Price.  The Buyer agrees to pay to the Seller $21,830,000 (the “Purchase Price”), by delivery of cash, payable by wire transfer or delivery of other immediately available funds.  The Purchase Price is subject to adjustment as provided in Section 2(g) below.

(d)           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP, in Atlanta, Georgia, commencing at 10:00 a.m. local time on the date hereof (the “Closing Date”) and the effective time of the Closing shall be 11:59 p.m. New York City time on the Closing Date;

(e)           Deliveries at the Closing.  At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) an assignment in the form of Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as Seller and its counsel may reasonably request; and (v) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

(f)            Purchase Price Allocation.  The Purchase Price is being allocated among the Acquired Assets by the Parties as set forth on Schedule 4 and if the Purchase Price is adjusted pursuant to Section 2(g), below, such adjusted Purchase Price will be allocated in a manner consistent with the allocation set forth on Schedule 4.  Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended.  Seller and Buyer shall file Form 8594 with their respective Tax Returns consistent with such allocation.  The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2(f).  The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.  Seller agrees to indemnify and hold Buyer and its Affiliates harmless and Buyer hereby agrees to indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable laws.

(g)           Net Asset Value Adjustment.

(i)            No later than ten (10) business days after the Closing, the Seller shall deliver to the Buyer an unaudited statement of the Closing Date Net Asset Value which will be in the same format as Exhibit C hereto, including with respect to exhibits and schedules (the “Closing Date Net Asset Value Statement”), together with (A) a certificate of an authorized officer of the Seller stating that the Closing Date Net Asset Value Statement was prepared in accordance with Seller’s Past Practice and (B) an updated Schedule 2 (listing of Assumed Purchase Orders) which updated Schedule 2 will be in the same format as Schedule 2 attached hereto and will reflect the open purchase orders related to the Business as of 11:59 p.m., New York City time on the Closing Date.  The Buyer shall notify the Seller, in writing, within ten (10) business days of Seller’s delivery of the Closing Date Net Asset Value Statement whether it agrees or disagrees with the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement.  If the Buyer agrees with the Closing Date Net Asset Value Statement, then the Closing Date Net Asset Value shall be deemed to be the Final Closing Date Net Asset Value (as defined below) and, subject to the provisions of the last sentence of Section 2(g)(v), below, the relevant Party shall make the payment, if any, required of it pursuant to such Section 2(g)(v).

(ii)           If the Buyer disagrees with the Closing Date Net Asset Value as shown on the Closing Date Net Asset Value Statement, then as soon as practicable following the Closing Date (but not later than 30 days after the date upon which Seller delivers the Closing Date Net Asset Value Statement), the Buyer shall prepare and deliver to the Seller, its own statement of the Net Asset Value as of 11:59 p.m., New York City time, on the Closing Date (the “Buyer Closing Date Net Asset Value Statement” and the Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement being referred to herein as the “Buyer Determined Closing Date Net Asset Value”), which Buyer Closing Date Net Asset Value Statement shall have been have reviewed and approved, in writing, by a nationally recognized accounting or inventory valuation firm reasonably acceptable to Seller, as fairly presenting the Closing Date Net Asset Value.  In preparing the Buyer Closing Date Net Asset Value Statement, the Buyer shall be entitled to have access to the books and records of the Seller and the work papers of the Seller prepared in connection with the preparation of the Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Seller and those persons responsible for the preparation thereof.  The Buyer Closing Date Net Asset Value Statement shall be prepared in accordance with Seller’s Past Practice determined as if Seller had not sold the Acquired Assets to the Buyer and had instead continued to operate the Business on and after the Closing Date.  In the event that in preparing the Buyer Closing Date Net Asset Value Statement the Buyer conducts a physical inventory, the Seller shall be entitled to have one or more representatives present during the conduct of such physical inventory.

(iii)          In the event that the Seller does not agree with the Buyer Determined Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement, the Seller shall so inform the Buyer in writing within 30 days after the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail.  If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Date Net Asset Value within 15 days after notification by the Seller to the Buyer of a dispute, they shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that: (i) the Closing Date Net Asset Value, as finally determined by such firm, shall not be less than the amount thereof shown in Buyer’s Closing Date Net Asset Value Statement nor greater than the amount thereof shown in the Seller’s objection delivered pursuant to this clause (ii); and (ii) such firm shall resolve all disputed items within 20 days after such disputed items are referred to it.  If the Buyer and the Seller are unable to agree on the choice of an accounting firm, then Grant Thornton LLP shall serve as the accounting firm.  If Grant Thornton LLP is unwilling to so serve, the Buyer and the Seller shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms, if applicable, and the accounting firm that initially reviewed and approved the Buyer Closing Date Net Asset Value Statement as set forth in Section 2(g)(ii)).  The decision of any such accounting firm under this clause (ii) with respect to all disputed matters relating to the Closing Date Net Asset Value shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer.  In addition, if the Seller does not object to the Buyer Determined Closing Date Net Asset Value within the 30-day period referred to above, the Buyer Determined Closing Date Net Asset Value as reflected on the Buyer Closing Date Net Asset Value Statement as so prepared shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(iv)          The Seller shall be entitled to have access to the books and records of the Buyer and the work papers of the Buyer prepared in connection with the preparation of the Buyer Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.  The accounting firm selected pursuant to Section 2(g)(iii) shall be entitled to have access to the books and records of the Buyer and the Seller and the work papers of the Buyer and the Seller prepared in connection with the preparation of the Closing Date Net Asset Value Statement and the Buyer Closing Date Net Asset Value Statement and shall be entitled to discuss such books and records and work papers with the Buyer and the Seller and those persons responsible for the preparation thereof.

(v)           If the Closing Date Net Asset Value as finally determined pursuant to this Section 2(g) (the “Final Closing Date Net Asset Value”) exceeds $15,375,000, then, subject to the provisions of the last sentence of this Section 2(g)(v), the Purchase Price shall be increased by an amount equal to the amount of such excess.  If the Final Closing Date Net Asset Value is less than $15,375,000, then, subject to the provisions of the last sentence of this Section 2(g)(v), the Purchase Price shall be decreased by an amount equal to the amount of such shortfall.  Notwithstanding the foregoing, no adjustment shall be made to the Purchase Price pursuant to this Section 2(g) unless the amount of such adjustment as determined pursuant to this Section 2(g)(v) equals or exceeds $200,000; provided, that if the amount of such adjustment as so determined equals or exceeds $200,000, the entirety of such adjustment shall be made and paid as set forth in Section 2(g)(vi), below.

(vi)          If, pursuant to Section 2(g)(i) or Section 2(g)(v), Buyer is required to make a payment to Seller, Buyer shall pay such amount by wire transfer to such account as shall be designated by the Seller, in writing, in cash to the Seller within five (5) business days after the date upon which the Closing Date Net Asset Value is deemed final and conclusive pursuant to this Section 2(g).  If, pursuant to Section 2(g)(i) or Section 2(g)(v), Seller is required to make a payment to Buyer, Seller shall pay such amount by wire transfer to the Blocked Account or such other account as shall be designated by Buyer, in writing, after the date hereof, in cash to the Buyer within five (5) business days after the date upon which the Closing Date Net Asset Value is deemed final and conclusive pursuant to this Section 2(g).

(vii)         If the Final Closing Date Net Asset Value is determined by an accounting firm under Section 2(g)(iii), and such determination results in a payment to the Seller, then the Buyer shall pay the aggregate fees and expenses of the accounting firm selected to finally determine the Closing Date Net Asset Value.  If the Final Closing Date Net Asset Value is determined by an accounting firm under Section 2(g)(iii), and such determination results in a payment to the Buyer, or results in no payment to either Buyer or Seller, then the Seller shall pay the aggregate fees and expenses of the accounting firm selected to finally determine the Closing Date Net Asset Value.

Section 3.               Seller’s Representations and Warranties.  Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this

Agreement (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and the other sections of this Agreement pursuant to which disclosure is made or items are referred to in the Disclosure Schedule.

(a)           Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it, to own and use the properties it purports to own and use, and to perform its obligations under the Acquired Contracts.

(b)           Authorization of Transaction.  Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby (the “Transaction Documents”) and to perform its obligations thereunder.  This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions.  The execution, delivery and performance of the Transaction Documents have been duly authorized by Seller.

(c)           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets are subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except (other than with respect to any Acquired Assets) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)           Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Title to Assets.  Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Liens or restriction on transfer.  Subject to the Lease Consent which will be obtained prior to Closing, Seller has the right to transfer the Acquired Assets to Buyer, free and clear of any Liens.

(f)            Selected Financial Data.      Attached hereto as Exhibit C are the following financial data (the “Selected Financial Data”):

(i)            The value of the Acquired Bentonville Assets, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(ii)           the value of the Acquired Memphis Assets, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(iii)          the value of the Acquired Inventory, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(iv)          the value of the Acquired Receivables, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(v)           the obligations of the Seller in respect of the Assumed Accounts Payables, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(vi)          the expenses incurred by the Seller in operating the Bentonville Facility during the period February 1, 2006 through January 31, 2007;

(vii)         the expenses incurred by the Seller in operating the Memphis Facility during the period February 1, 2006 through January 31, 2007;

(viii)        the sales of products by the Seller to the Key Customers in connection with the conduct of the Business during the period February 1, 2006 through January 31, 2007 (the “Sales Figures”); and

(ix)           the projections as of January 4, 2007 with respect to sales of products by the Seller to the Key Customers in connection with the conduct of the Business during the period February 1, 2007 through January 31, 2008 (the “Projections”).

The Selected Financial Data (other than the Projections) fairly present the values, obligations and expenses set forth therein and are based upon the books and records of the Seller, which have been maintained in accordance with GAAP.  The Projections were (a) prepared by management of the Seller in good faith, (b) were based on assumptions believed by management of the Seller to be reasonable in light of current conditions and current facts known at the time made and (c) represent good faith estimates by management of the Seller as to the sales by the Seller to the customers described therein in connection with the conduct of the Business for the periods indicated; provided, however, that, absent a showing of bad faith on the part of the management of the Seller, nothing contained in the Projections shall be deemed to constitute a representation or warranty by Seller as to future sales of products by the Seller in connection with the conduct of the Business to such customers prior to the Closing, or by the Buyer to such customers in connection with the business conducted by the Buyer with the Acquired Assets after the Closing (it being understood that such estimates and projections are subject to uncertainties and contingencies that are beyond the control of the Seller and its management).

(g)           [RESERVED]

(h)           Leased Real Property.

(i)            Section 3(h)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date, term and termination date, and name of the parties to such Lease document).  Seller has delivered to Buyer a true and complete copy of each such Lease document. Except as set forth in Section 3(h)(i) of the Disclosure Schedule, with respect to each of such Leases:

(A)          such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)           except for those Leases for which Lease Consents are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)           Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of Seller, there are no disputes with respect to such Lease;

(D)          Seller is not and, to the Knowledge of the Seller, no other party to any Lease is, in breach of or default under such Lease; and, to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)           Seller does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)           the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(H)          Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)            Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(ii)           All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair, reasonable wear and tear excepted.

(iii)          To the Knowledge of Seller, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”).  Seller has not received any notice of violation of any Real Property Law.

(iv)          Each parcel of Leased Real Property has direct access to a public street adjoining the Leased Real Property or has access to a public street via insurable easements benefiting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest that is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Leased Real Property.

(v)           All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.

(vi)          Seller’s use or occupancy of the Leased Real Property or any portion thereof and the operation of the Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(vii)         None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(i)            Acquired Intellectual Property.

(i)            To the Knowledge of Seller: (a) no third party has interfered with, infringed upon, misappropriated, or violated the Acquired Intellectual Property or is doing any of the aforesaid at this time; and (b) no Acquired Intellectual Property interferes with, infringes upon or violates the intellectual property rights of any third-party.  No copyrighted or copyrightable material included in the Acquired Intellectual Property infringes upon or violates the copyrights of any third party.  No know-how, process, formula, or product included in the Acquired Intellectual Property violates any trade secret of any third party.

(ii)           Section 3(i)(ii) of the Disclosure Schedule identifies: (a) each license, agreement, or other permission that Seller has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions); and (b) each license, agreement, or other permission that has been granted to Seller with respect to any of the Acquired Intellectual Property.  All of the items identified on Section 3(i)(ii) of the Disclosure Schedule constitute Acquired Contracts.  With respect to each item listed on Schedule 1(b) and on Section 3(i)(ii) or Section 3(i)(iv) of the Disclosure Schedule, as well as each other item of Acquired Intellectual Property:

(A)          Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, and Seller is not obligated to pay any royalties with respect thereto;

(B)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(D)          Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(E)           no loss or expiration of the item is threatened, pending, or reasonably foreseeable; and

(F)           Schedule 1B includes all fictional names, trade marks, trade names and service marks that have been registered with the applicable governmental authority, including the United States Patent and Trademark Office or the equivalent national trademark office in any foreign jurisdiction, including the European Union, all of which are currently in compliance with all applicable laws, and are valid and enforceable.  Section 3(i)(ii)(F) of the Disclosure Schedule includes a list of some selected common law trademarks consisting of unregistered fragrance names that are used in the Business (the “Fragrance Names”).  Notwithstanding anything to the contrary herein, Seller makes no representations or warranties with respect to any Fragrance Names (including, without limitation, any Fragrance Names not listed on Section 3(i)(ii)(F) of the Disclosure Schedule), including, without limitation, with respect to the existence or extent of common law trademark rights therein or with respect to whether use of such names may violate any third party’s rights.  Neither the inclusion of any fragrance name in Section 3(i)(ii)(F) of the Disclosure Schedule nor anything else in this Agreement shall constitute an admission by Seller as to the existence of any protectable rights in such fragrance names or be relied upon by Purchaser to assert rights against Seller or its licensees hereafter.

(iii)          Section 3(i)(iii) of the Disclosure Schedule identifies each material item of Acquired Intellectual Property that any third party owns and Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  All of the items identified on Section 3(i)(iii) of the Disclosure Schedule constitute Acquired Contracts.  With respect to each such item of used Intellectual Property required to be identified in Section 3(i)(iii) of the Disclosure Schedule:

(A)          Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(B)           no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

(iv)          Section 3(i)(iv) of the Disclosure Schedule identifies each patent or registration that has been issued to Seller which is used in the operation of the Business and identifies each pending patent application or application for registration that Seller has made with respect to any of the Intellectual Property used by Seller in the Business. Seller has delivered to Buyer correct and complete copies of all such patents, registrations and applications (as amended to date).  Section 3(i)(iv) of the Disclosure Schedule also identifies each material trademark and Internet domain name used in the operation of the Business.

(v)           The Acquired Intellectual Property constitutes all of the material Intellectual Property used by Seller in the operation of the Business.

(j)            Acquired Tangible Assets.  The machinery, equipment, and other tangible assets included in the Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(k)           Acquired Inventory.  The Acquired Inventory consists of manufactured and processed parts, work in process, and finished goods, all of which is fit for the purpose for which it was procured or manufactured, and none of which is obsolete, excess, damaged, or defective.  Inventory now on hand that was purchased after the Financial Statement Date and inventory purchased pursuant to the Assumed Purchase Orders but not yet on hand was purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.

(l)            Acquired Contracts  Schedule 1A contains a list of, and Seller has delivered to Buyer a correct and complete copy of, each written Acquired Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Acquired Contract.  With respect to Seller, and, to the best knowledge of Seller, each other party to each Acquired Contract: (A) the agreement is legal, valid, binding and enforceable in accordance with its terms, and in full force and effect; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

(m)          Acquired Receivables.

The Acquired Receivables are all of the receivables related to that portion of the Business conducted with the Acquired Assets.  All Acquired Receivables are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts, charge-backs and the like set forth in Exhibits CB, CB 1.0, CB 2.0, CB 3.0 and CB 4.0 to the Closing Date Net Asset Value Statement (without duplication).

(n)           Environmental, Health, and Safety Matters.

With respect to the operations conducted at any Leased Real Property:

(i)            Seller has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)           Without limiting the generality of the foregoing, Seller has obtained, has complied, and is in compliance with, in each case in all respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Leased Real Property and the operation of its business as conducted thereon; and a list of all such material permits, licenses and other authorizations is set forth in Section 3(n)(ii) of the Disclosure Schedule.

(iii)          Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to the operations conducted at the Leased Real Property arising under Environmental, Health, and Safety Requirements.

(iv)          Seller has not, at any Leased Real Property, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any Leased Real Property or facility thereon (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(v)           Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vi)          Seller has not, at any Leased Real Property, designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

(vii)         Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Leased Real Property that are in its possession.

(o)           Legal Compliance.  Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(p)           Tax Matters.

(i)            Seller has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any income Tax Return.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)           There is no material dispute or claim concerning any Tax liability of Seller either: (A) claimed or raised by any authority in writing; or (B) as to which Seller has Knowledge.

(q)           Litigation.  Section 3(q) of the Disclosure Schedule sets forth each instance in which Seller: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in either case, affecting the Business or the Acquired Assets.

(r)            Product Warranty; Product Liability.

(i)            Substantially all of the products manufactured, sold, leased, and delivered by Seller in the operation of the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith.

(ii)           Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller in its operation of that portion of the Business conducted with the Acquired Assets.

(s)           Solvency.  Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby.  As used in this Section 3(s), “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

(t)            Employees.  Section 3(t)(i) of the Disclosure Schedule sets forth the name, annual salary for the fiscal year ended January 31, 2007, bonus paid in respect of fiscal year ended January 31, 2007, hiring date and accrued vacation for each of the employees to be offered employment by Buyer (the “New Employees”).  None of the New Employees has received any raise or compensation in the last 6 months except in the Ordinary Course of Business.  Seller is not nor has it been in a material dispute with any of the New Employees, and, to the Knowledge of Seller, Seller has no reason to believe that any New Employee will not accept employment with Buyer.

(ii)           Section 3(t)(ii) of the Disclosure Schedules sets forth a list of all workers’ compensation claims filed against Seller or any of its Affiliates from January 1, 2000 through April 20, 2007 by any New Employee.

(u)           Accounts Payable.  The Assumed Accounts Payable are related solely to the Business and were incurred in the Ordinary Course of Business.

(v)           Acquired Assets.  The Acquired Assets, in conjunction with the Excluded Assets, certain Intellectual Property to be licensed by Seller to Buyer pursuant to the Patent License Agreement and certain assets to be made available by Seller to Buyer pursuant to the Transition Services Agreement, constitute all of the material assets that are currently utilized by the Seller to operate that portion of the Business conducted by Seller with the assets being purchased by Buyer.

Section 4.               Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)           Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it and to own and use the properties it purports to own and use.

(b)           Ownership of Buyer.  As of the date hereof, all issued and outstanding shares of capital stock of the Buyer are held by the persons and in the amounts set forth in Section 4(b) of the Disclosure Schedule.

(c)           Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions.  The execution, delivery and performance of the Transaction Documents have been duly authorized by Buyer.

(d)           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(e)           Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 5.               [RESERVED]

Section 6.               Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

(a)           General.  Each Party shall, at the request of any other Party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the Parties hereunder.  Without limiting the generality of the foregoing, Seller shall, upon the request of Buyer, in a timely manner on and after the Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer, Seller’s rights to, the Acquired Assets.  In furtherance of the foregoing, Seller shall accumulate weekly the proceeds of any Acquired Receivables received by it and such proceeds shall be remitted to Buyer no later than the third business day following the last day of the week in which received and shall be held in trust for the benefit of Buyer until so remitted.

(b)           Transition.  Seller will not take any action that is designed to or could reasonably be anticipated to discourage any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.  Seller will promptly forward to Buyer any amounts received in respect of any Acquired Receivable.

(c)           Non-Competition.

(i)            In consideration of the Purchase Price and the assumption by Buyer of the Assumed Liabilities, for a period of five (5) years from the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not, except as provided in Section 6(c)(v), below, sell in the United States or its territories, Mexico or Canada (the “Restricted Territories”) Restricted Products to the Restricted Customers.

(ii)           During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly through another entity, (x) induce or attempt to induce any customer to cease doing Restricted Business with Buyer or any of its Affiliates, (y) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer or any of its Affiliates to terminate its Restricted Business related relationship with Buyer or such Affiliate or (z) interfere with the Restricted Business related relationship between Buyer and/or such Affiliate and any such customer, supplier, licensor, licensee or franchisee (including by making any negative statements or communications to such customer, supplier, licensor, licensee or franchisee about the Restricted Business of Buyer or such Affiliates) with the goal of disrupting such Restricted Business related relationship;

(iii)          During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly through another entity, solicit, induce or conspire with or attempt to solicit, induce or conspire with any employee or officer of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates, or to compete in the Restricted Business against the Buyer or any of its Affiliates or interfere with the employment relationship between Buyer or any of its Affiliates and any employee or officer of Buyer or such Affiliate(s) in any way that is adverse to such employment relationship;

(iv)          During the Restricted Period, Seller and its Affiliates shall not divert or attempt to divert any or all of the Restricted Business of Buyer’s or any of Buyer’s Affiliate’s customers or suppliers from Buyer or its Affiliates in violation of this Agreement or applicable law (including any applicable trade secrets law).

(v)           Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall be entitled to sell, and shall not be restricted in any way from selling, to any Person and whether in the Restricted Territories or otherwise:

(A)          Non-fragranced candles and non-candle products under the brand names Sterno®, Ambria® or Handy Fuel®;

(B)           candles and candle-related products to customers other than Wal-Mart where such candles and candle-related products do not constitute more than

10% of the aggregate sales by Seller and/or its Affiliates to customers other than Wal-Mart; and

(C)           candles and candle products sold to customers other than Wal-Mart under the brand name Colonial Candle™ or any related brand name.

(vi)          The covenants in this Section 6(c) are severable and separate, and the unenforceability of any specific covenant in this Section 6(c) is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 6(c).  If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 6(c) are unreasonable as applied to Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and that they thereby shall be reformed to that extent as applied to Seller.

(vii)         All of the covenants in this Section 6(c) are intended by each Party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 6(c).  It is specifically agreed that the time periods specified in Section 6(c)(i) shall be computed by excluding from that computation any time during which Seller has been found by a court of competent jurisdiction to have been in violation of any provision of Section 6(c)(i).

(viii)        Buyer and Seller hereby agree that this Section 6(c) is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 6(c), Buyer would not have consummated the Acquisition.

(ix)           The parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of this Section 6(c).  Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of the covenants in this Section 6(c) and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of this Section 6(c) by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs.  Therefore, in the event of a breach or threatened breach of this Section 6(c), Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

(x)            Notwithstanding anything to the contrary contained in this Agreement:

(A)          nothing in this Agreement shall or shall be deemed to prohibit the running by Seller or any of Seller’s Affiliates of general advertisements, not specifically addressed to Buyer or its Affiliates, offering employment or the hiring of any person who responds to any such general advertisement; and

(B)           neither Seller nor any of its Affiliates shall be restricted from owning, and each shall be entitled to be the owner of, not more than five percent (5%) of the outstanding securities of any class of an entity, whether engaged in the Restricted Business or not, which is publicly traded, so long as Seller has no active participation in the business of such entity.

(d)           Preservation of Records.  Seller shall preserve and keep copies of all data (to the extent not physically transferred to the Buyer at or after the Closing, with the Memphis Facility or otherwise) related to that portion of the Business conducted with the Acquired Assets, including customer lists, referral sources, research and development reports, production reports, any performance testing results on products, service and warranty records, financial and accounting records, creative materials, advertising materials, promotional materials, correspondence and other similar documents for a period of five (5) years from the Closing Date and shall make such documents available to Buyer as may be reasonably required by Buyer in connection with, among other things, the conduct by the Buyer of the Business conducted with the Acquired Assets and shall permit Buyer to make and keep copies of such records, at Seller’s sole cost and expense.  In addition, Seller shall, and shall cause its Affiliates to, preserve and keep the financial records held by it relating to the Business for a period of three (3) years from the Closing Date and shall make such records available to Buyer as may be reasonably required by Buyer in connection with, among other things, the conduct by the Buyer of the Business conducted with the Acquired Assets, any insurance claims, governmental investigations, or securities offerings and shall permit Buyer to make and keep copies of such records, at Buyer’s sole cost and expense.

(e)           Release of Guaranty.  Buyer will use commercially reasonable efforts to cooperate with Seller in obtaining a release (the “Release of Guaranty”) of the guaranty of Blyth of the obligations of Seller under the Lease with respect to the Memphis Facility (the “Guaranty”).  Without limiting the foregoing, as soon as practicable and, in any event, no later than thirty (30) days from the Closing Date, Buyer shall obtain or provide to the landlord under the Lease with respect to the Memphis Facility a letter of credit or other credit enhancement acceptable to such landlord and Buyer as security for Buyer’s performance under the lease and in substitution for the Guaranty.

(f)            Wal-Mart Relationship.  Seller shall cooperate with the Buyer, and the Buyer shall cooperate with the Seller, in endeavoring to ensure that the customer relationship, with respect to the Business only, of Seller with Wal-Mart shall transfer to Buyer from and after the Closing.  Without limiting the generality of the foregoing, (i) Buyer shall take reasonable steps to assure Wal-Mart that Buyer shall be, and shall continue to be, able to service the customer relationship with Wal-Mart including, without limitation, through the continued maintenance and operation of the Memphis Facility and the Bentonville Facility, supporting radio frequency identification (RFID) programs and maintenance of existing service levels and receivables terms; and (ii) Buyer and Seller shall cooperate in making such presentations to Wal-Mart as are necessary or advisable to facilitate the transfer of the aforedescribed customer relationship with Wal-Mart from Seller to Buyer, including, without limitation, by making appropriate personnel available and providing available data to the extent not subject to conflicting confidentiality agreements or requirements.

(g)           Employee Matters.  No later than five (5) business days after the Closing, Buyer shall (A) offer employment on an at-will basis, to those persons listed in Section 6(g)(A) of the Disclosure Schedule, such offer of employment to be on terms that are comparable to those upon which such persons were, immediately prior to the Closing, employed by Seller including, without limitation, as to compensation and benefits (it being understood and agreed that the provisions of this Section 6(g) are not for the benefit of any of the persons listed in Section 6(g)(A) of the Disclosure Schedule and shall not, and shall not be construed to, give or vest in any of such persons any right or entitlement to employment or continued employment or to a particular level of compensation or benefits with or from either Seller or Buyer) and (B) make appropriate arrangements to transition those persons set forth on Section 6(g)(A) and Section 6(g)(B) of the Disclosure Schedule who have been offered and accepted employment with the Buyer to the payroll accounting and other human resources systems of Buyer and to Buyer’s benefit plans. Seller agrees that, after Closing, Buyer may, but shall not be required to, offer employment, on an at-will basis, to those persons listed in Section 6(g)(B) of the Disclosure Schedule.  Buyer acknowledges and agrees that, in the event that Buyer does not, for any reason, offer employment to any of the persons listed in Section 6(g)(A) or Section 6(g)(B) of the Disclosure Schedule, Seller may, but shall not be required to, retain any of such persons as employees of Seller and utilize any of such persons to provide services to Buyer pursuant to the Transition Services Agreement, including, without limitation, services set forth on Exhibit A thereto, in which event Buyer shall pay to Seller the consideration provided for in, and in the manner provided in, Section 4.1 of the Transition Services Agreement, which consideration shall be in addition to the consideration specified in Exhibit A to the Transition Services Agreement and shall be calculated taking into account stay bonuses or other incentives, if any, paid or provided by Seller to any or all of such persons so retained.  Seller agrees that any such stay bonuses or other incentives, if any, will be calculated and determined in a manner consistent with the manner in which stay bonuses currently set forth on Exhibit A to the Transition Services Agreement were determined.

Section 7.               Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii)           Seller shall have performed and complied with all of its covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii)          no action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) adversely affect the right of Buyer to own the Acquired Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)          Seller shall have delivered to Buyer a certificate, executed by an authorized officer of Seller, to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v)           the Buyer and the Seller shall have entered into each of the Transition Services Agreement, Patent License Agreement, the Overstock Inventory Agreement and the Trademark License Agreement and all of the same shall be in full force and effect;

(vi)          Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely, and dated as of the Closing Date;

(vii)         all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(viii)        Seller shall have obtained and delivered to Buyer a written consent for the assignment of the Lease for the Memphis Facility (the “Lease Consent”), in form and substance reasonably satisfactory to Buyer;

(ix)           no damage or destruction or other change shall have occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Property;

(x)            Buyer shall have obtained financing in form and substance reasonably satisfactory to it and its counsel, necessary to consummate the transactions contemplated hereby and the conditions precedent to such financing shall have been satisfied; and

(xi)           Buyer shall have had substantive diligence discussions with Wal-Mart regarding Wal-Mart’s relationship with Seller and its continued relationship with Buyer, and Wal-Mart shall not have advised Buyer that it intends to adversely change the relationship between Wal-Mart, on the one hand, and Buyer and Buyer’s Wal-Mart relationship management team, on the other, from that currently in existence between Wal-Mart, on the one hand, and Seller and Seller’s Wal-Mart relationship management team, on the other.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Seller’s Obligation.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for those representations and warranties qualified by “material,” which shall be true and correct in all respects) at and as of the Closing Date;

(ii)           Buyer shall have performed and complied with all of its covenants hereunder in all material respects (other than those covenants contained in Section 2(e) which shall have been complied with in all respects) through the Closing;

(iii)          no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)          Buyer shall have delivered to Seller a certificate, executed by an authorized officer of Buyer, to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v)           Seller and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

(vi)          the Buyer and the Seller shall have entered into each of the Transition Services Agreement, Patent License Agreement, the Overstock Inventory Agreement and the Trademark License Agreement and all of the same shall be in full force and effect;

(vii)         Seller shall have received from counsel and local counsel to Buyer opinions in form and substance as set forth in Exhibit F attached hereto, addressed to Seller and dated as of the Closing Date;

(viii)        all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

(ix)           the execution, delivery and performance of this Agreement, and all other related matters, shall have been approved by the Boards of Directors of Seller and of Blyth; and

(x)            Buyer shall have paid the Purchase Price to Seller.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

Section 8.               Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen months thereafter; provided, however, that the representations and warranties contained in: (i) Sections 3(b), 3(d) and 3(e) and Sections 4(b) and (d) shall survive the Closing and continue in full force and effect indefinitely; and (ii) Sections 3(n) and (p) shall survive the Closing and continue in full force and effect until the 90th day following the applicable statute of limitations.

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)            In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Sections 8(d) and 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Seller contained in Section 3(c) or Sections 3(f)-(u) above unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $300,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences) and (B) (other than with respect to Seller’s representations and warranties contained in Sections 3(a), (b), (d), (e), (n) and (p) as to which the aggregate ceiling will be an amount equal to the Purchase Price), there will be a $6,000,000 aggregate ceiling on the obligation of Seller to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Seller.

(ii)           Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller that is not an Assumed Liability, indefinitely.

(c)           Indemnification Provisions for Seller’s Benefit.

(i)            In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Sections 8(d) and 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)           Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d)           Limitations.  Notwithstanding the foregoing, no indemnification for any Adverse Consequences shall be made pursuant to this Section 8 if and to the extent that such Adverse Consequences were taken into account in determining whether or not any adjustment would be made to the Purchase Price pursuant to Section 2(g) (whether or not any such adjustment was, in fact, made) or the amount of any such adjustment.

(e)           Matters Involving Third Parties.

(i)            If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii)           The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 business days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii)          So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv)          In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 8(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(f)            Determination of Adverse Consequences.  Indemnification payments under this Section 8 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this Section 8 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year).  All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(g)           Exclusive Remedy.  Other than with respect to the Net Asset Value Adjustment set forth in Section 2(g), Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement; provided that, in the case of fraud or willful misrepresentation or breach, the foregoing indemnification provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyer and Seller or their respective assigns, as the case may be, may be entitled at law or in equity.  Without limiting the generality of the immediately preceding sentence, but subject to the proviso contained therein, Buyer and Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA. Blyth Guaranty. Blyth, as the direct and beneficial owner of all of the equity interests of Seller, hereby agrees to unconditionally, irrevocably and absolutely guaranty to Buyer and its permitted assigns the prompt and complete payment of all amounts owing to such Person by Seller pursuant to this Section 8. In the event Seller fails or refuses to timely pay any amounts owing Buyer (or its permitted assigns) under this Section 8, Buyer (or its permitted assigns) shall make a written demand upon Blyth at the address set forth on the signature page hereto to pay such unpaid amounts.

Section 9.               [RESERVED]

Section 10.             Miscellaneous.

(a)           Press Releases and Public Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure).

(b)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement.  This Agreement (including the documents (including, without limitation, the Confidentiality Agreement) referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders to the Buyer, including, without limitation, Wachovia Bank, National Association, in its capacity as agent (the “Agent”) for the lenders (the “Lenders”) from time to time party to that certain Loan and Security Agreement by and among the Buyer, the Agent, and the Lenders as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

(e)           Payments to Buyer.

Seller acknowledges that Buyer has collaterally assigned to the Agent its rights and interests (but not obligations) under this Agreement.  If Seller is required to make a payment to Buyer, Buyer hereby directs the Seller to pay such amount to Buyer by wire transfer in cash pursuant to the following wire transfer instructions: to Wachovia Bank, National Association, Atlanta, Georgia, ABA No. 053-207-766, for credit to Wachovia Bank, National Association, Account No. 2000028274625 re: MVP Group International, Inc. (the “Blocked Account”), unless another account is designated by the Buyer, in writing, after the date hereof.  The Parties agree that amounts payable to Buyer by Seller pursuant to any right of Buyer to indemnification under this Agreement, or pursuant to Section 2(g) of this Agreement, may be offset by Seller against amounts payable by Buyer under the Transition Services Agreement or the Overstock Inventory Agreement.  The Seller agrees (i) that it shall not offset amounts payable by Buyer to it against the proceeds of Acquired Receivables that may be received by it after the date hereof, such proceeds of Accounts Receivable to be forwarded as provided in Section 6(a), above and (ii) to provide reasonable notice of any proposed set off under this Section 10(e).

(f)            Counterparts.  This Agreement may be executed in one or more counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on receipt as shown by written or electronic records and either (i) delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) sent to the recipient by facsimile transmission or electronic mail, or (iv) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831
Attention: Michael S. Novins, Esq.
Fax: (203) 552-9168

Copy to:	Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, CT 06901-2048
Attention: Harold B. Finn III, Esq.
Fax: (203) 325-5001

If to Buyer:	MVP Group International, Inc.
1031 Le Grand Blvd.
Charleston, SC 29492
Attention:
Fax: (843) 216-8386

Copy to:	Nelson Mullins Riley & Scarborough LLP
999 Peachtree Street, NE, 14th Floor
Atlanta, GA 30309
Attention: Rusty Pickering, Esq.
Fax: (404) 817-6035

Copy to:	Wachovia Bank, National Association, as Agent
171 17th Street NW
Atlanta, GA 30363
Attention: Portfolio Manager - MVP
Fax: (404) 214-7299

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.  The copies referred to above in this Section 10(h) shall not be required to effectively deliver notice pursuant hereto to the Parties and the failure of any Party to provide such a copy or to provide a copy as provided for in the notice provision(s) of any document, instrument or agreement executed in connection herewith, shall not constitute a breach of this Agreement or of any such document, instrument or agreement.

(i)            Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Expenses.  Each of Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(n)           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)           Confidentiality Agreement.  The Parties acknowledge and agree that (a) each of the Parties shall be bound by each and all of the terms, provisions and conditions set forth in the Confidentiality Agreement as if it were an original party thereto, and by doing so, it shall have all of the rights and obligations of a party thereto, with Buyer having the same rights and obligations as MVP (as defined in the Confidentiality Agreement) and Seller having the same rights and obligations as Blyth (as defined in the Confidentiality Agreement) and (b) the Confidentiality Agreement shall remain in full force and effect notwithstanding the execution and delivery of this Agreement and the consummation of the transactions that are contemplated hereby; provided, however, that in the event that the transactions contemplated hereby are consummated, Buyer shall be entitled to use, in connection with the conduct of the business conducted by Buyer with the Acquired Assets, the Confidential Information provided to it by Seller to conduct such business.  Without limiting the foregoing, Buyer and Seller acknowledge that each has heretofore provided, and will hereafter provide, sensitive Confidential Information to the other and that each has heretofore granted, and will hereafter grant, access to the other’s personnel who are critical to the conduct of their respective businesses. Accordingly, each of the Parties further promises and agrees that, in the event that this Agreement is terminated for any reason, it will not thereafter (a) use any Confidential Information provided to it by the other Party in connection with the conduct of a business that is competitive with that of such other Party, or (b) for a period of three years from the date of such termination, hire, engage as a consultant or otherwise engage the services of any of the other Party’s employees (the “Additional Assurances”). The foregoing Additional Assurances are intended to supplement the Confidentiality Agreement and shall be governed by the provisions of Sections 7, 9, 10 and 12 of the Confidentiality Agreement, which are incorporated herein and made a part hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10(o) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 10(o) shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MVP GROUP INTERNATIONAL, INC.

By:
	Name:	Troy Propes
	Title:	President

CANDLE CORPORATION OF AMERICA

By:
	Name:	Michael Novins
	Title:	Vice President

SOLELY FOR PURPOSES OF SECTION 8(H):

BLYTH, INC.

By:
	Name:	Michael Novins
	Title:	Vice President
	Address:	One East Weaver Street
Greenwich, CT 06831

Signature Page to Asset Purchase Agreement